CHINA AGENCY AGREEMENT

THIS AGREEMENT is made as of the 15 day of September, 2005,

BETWEEN:

ESSENTIALLY YOURS INDUSTRIES (HONG KONG) LIMITED, a corporation incorporated in Hong Kong, China, with a place of business at 7865 Edmonds Street, Burnaby, British Columbia, Canada, V3N 1B9

("EYI")

OF THE FIRST PART
AND:

GUANGZHOU ZHONGDIAN ENTERPRISES (GROUP) CO. LTD. and
CHINA ELECTRONICS IMPORT AND EXPORT SOUTH CHINA
CORPORATION,
corporations incorporated in Guangzhou, China, with a place of business at 11th Floor, Guangzhou International Electronics Mansions,
403 Huanshi East Road, Guangzhou, China

("CEIEC")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A.	EYI, through its affiliate, Essentially Yours Industries, Inc., a
Nevada corporation ("EYI Nevada"), has the exclusive worldwide distribution rights and exclusive network marketing rights with respect to certain specialty products manufactured for it by Metals & Arsenic Removal Technology, Inc., which products include a water filtration system for the removal of, inter alia, nitrates and arsenic from potable water, known as the "Code Blue Water Filtration
System" ("Code Blue").

B.	Guangzhou Zhongdian Enterprises (Group) Co. Ltd. is an affiliated company with an independent corporate body status under China
Electronics Import and Export South China Corporation, which is in turn a foreign trade institution in the South China region under China Electronics Import and Export Parent Corporation;

C.	CEIEC and EYI Nevada have entered into a Letter of Intent,
pursuant to which EYI Nevada wishes to grant CEIEC agency rights to distribute Code Blue and other related products in China, and CEIEC wishes to act as a distributor of such products, including Code Blue in China;

D.	The parties wish to enter into a formal binding contract in
furtherance of the Letter of Intent;

NOW THEREFORE, for good and valuable consideration exchanged between the parties, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Subject to the provisions of this Agreement, EYI hereby grants to
CEIEC the exclusive right to distribute the Code Blue Water
Filtration System in China for a period of two (2) years, and CEIEC accepts such grant on the terms set out herein. EYI agrees to renew the term of this agency for consecutive one year terms thereafter, provided CEIEC purchases a minimum of 4,000,000 Code Blue
Water Filtration Systems in each year commencing 2007.

2.	Upon the execution of this Agreement, EYI will issue an Exclusive
Agency Certificate to CEIEC, confirming the grant of agency rights under this contract.

3.	Subject to the provisions of this Agreement, CEIEC commits to purchase Code Blue in accordance with the following purchase plan:

Purchase Plan

Year 1st Quarter 2nd Quarter 3rd Quarter 4th Quarter Units          Total
2006   100,000     400,000     2,000,000   3,500,000 (filter)item  6,000,000
2007 4,500,000   5,500,000     6,500,000   7,500,000 (filter)item 24,000,000
Total: 30,000,000 Code Blue Water Filtration Systems

4.	Subject to paragraph 6 hereof, the agreed price for each Code Blue
Water Filtration System sold by EYI to CEIEC under the Purchase
Plan is as set out in Schedule "A" hereto. Unless otherwise indicated, all pricing is in US Dollars. CEIEC shall purchase the products at the agreed price, and agrees that it shall not re-sell the products for less than the agreed price. All pricing terms under this Agreement are confidential and shall not be disclosed by CEIEC to third parties.

5.	CEIEC may, upon reasonable notice to EYI, increase or, subject to the provisions of paragraphs 5 and 6 hereof, decrease the number of units of the Code Blue Water Filtration System that it purchases under the Purchase Plan, based on its evaluation of market demand in China.

6.	If, in any year, CEIEC purchases fewer than two-thirds of the Code
Blue Water Filtration Systems specified in the Purchase Plan (i.e.
fewer than 4,000,000 in 2006, or fewer than 4,000,000 in 2007), it will cease to have the exclusive agency rights granted in paragraph 1 hereof, but will continue to be non-exclusive agents of EYI.

7.	If, in any year, CEIEC purchases fewer than one-half of the Code
Blue Water Filtration Systems specified in the Purchase Plan (i.e.
fewer than 3,000,000 in 2006, or fewer than 3,000,000 in 2007), EYI shall be at liberty to adjust the price of the Code Blue Water
Filtration System supplied to CEIEC under the Purchase Plan.

8.	CEIEC will commence purchases under the Purchase Plan
commencing in October 2005, and will place purchase orders quarterly thereafter.

9.	All purchase orders shall be issued by CEIEC in writing, in a form to be supplied by EYI, specifying the number of Code Blue Water
Filtration System units or other EYI products ordered, the price for each such unit, the shipping costs, the delivery date, and the address for shipment. The purchase orders shall be signed by EYI and CEIEC.

10.	Upon receipt by EYI of a signed purchase order, and upon CEIEC making arrangements satisfactory to EYI to assure EYI of payment, by way of irrevocable documentary letters of credit or escrow arrangements, EYI will ship the ordered product in accordance with the purchase order.

11.	CEIEC shall inspect the shipped products to ensure that the products have been received in good order, and in the event of any deficiency
CEIEC shall advise EYI of such deficiency within three (3) business days of its receipt of the product, failing which the product will be deemed to have been received in good order.

12.	Any and all tradenames and registered trademark belonging to or licenced to EYI or its affiliates shall remain the property of EYI, (and where applicable, its affiliates') both during and after the term of this Agreement, and the use by CEIEC of the tradenames and of registered trademarks shall only be with EYI's consent, and shall in no way abrogate EYI's (and where applicable, its affiliates') right and title in and to the same.

13.	In order for the EYI products and Code Blue Water Filtration System to enter the Chinese market legally for sale and to obtain the Chinese government's protection of the intellectual property of those products, EYI shall provide CEIEC with relevant legal documents about the said products, including, for example:

(a)  	Patent registration documents for the products,

(b) 	Government certification documents about the safety of the
products,

(c) 	Approval documents for legal export and import,

(d) 	Certificates of origin of the products,

(e) 	Trademark registrations of the products.

14.	EYI shall guarantee the safety of its products to be sold on the
Chinese market and that the packaging specifications shall meet the product safety standard and packaging standard as required in China.

15.	All certificates and documents that EYI supplies to CEIEC shall be valid legal documents.

16.	EYI may make such announcements to its shareholders and the
public market with respect to the business arrangements contemplated by this Agreement as it deems appropriate, in its sole discretion.

17.	With respect to any issue not covered in this Agreement, any additional provision or agreement and affiliated document as agreed upon and signed by both parties, shall have the same legal validity as this contract.

18.	CEIEC may, at its option, and on reasonable written notice to EYI, assign this contract to its nominee company, to be registered and approved by the Chinese government, but, notwithstanding such assignment, CEIEC shall remain an obligant under this Agreement.

19.	Subject to paragraph 16, the provisions of this Agreement constitute confidential information from the perspective of EYI, and CEIEC shall not, without the prior written consent of EYI, disclose the terms or conditions of this Agreement to a third party.

20.	Any notices required or permitted under this Agreement shall be in writing and validly given if delivered personally, sent by courier or sent by fax.

21.	This Agreement is governed by the laws of Hong Kong.

22.	When signed by the parties, this Agreement shall officially become a valid and binding legal contract.


EXECUTED by the parties as follows:

Executed in Vancouver, B.C., Canada, by Essentially Yours (Hong Kong) Limited, this 22nd day of September, 2005:

ESSENTIALLY YOURS (HONG KONG) LIMITED

Per: /s/ Dori O'Neill
_____________________________________
(Authorized Signatory)

Executed in Hong Kong, China, by CEIEC, this 23rd day of September, 2005:


GUANGZHOU ZHONGDIAN ENTERPRISES (GROUP) CO. LTD. and
CHINA ELECTRONICS IMPORT AND EXPORT SOUTH CHINA
CORPORATION

Per: /s/ signed
_____________________________________
(Authorized Signatory)



SCHEDULE "A" TO CHINA AGENCY AGREEMENT

CONFIDENTIAL PRICING SCHEDULE (in US Dollars)

ITEM
DESCRIPTION
PRICE




Filter
The Code Blue Water
Filtration System Water
Filter must contain
technology to remove:
nitrates, nitrites, arsenic
and other contaminants
from tap water. $7.00 per unit





Pitcher
The Code Blue Filtration
System Water Pitcher must
be a unit that is able to fit
the above filter to remove
the contaminants from tap
water. This unit must have
an appropriate reservoir to
hold the filtered water.
This pitcher must come in
a box with Code Blue
branded material. $13.00 per unit